Exhibit 15



September 14, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We are aware that our report dated September 14, 2004 on our review of interim financial information of C&D Technologies, Inc. and Subsidiaries (the "Company") as of and for the three and six month periods ended July 31, 2004 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarter ended
July  31,  2004  is  incorporated  by  reference  in  the  Company's  Forms  S-8
(Registration  Nos.  33-31978,   33-71390,   33-86672,   333-17979,   333-38891,
333-59177,  333-42054,   333-56736,   333-69264,   333-69266,   333-101835,  and
333-106051) and Form S-3 (Registration No. 333-38893).


Very truly yours,


/s/Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA